Exhibit 21



                         Subsidiaries of the Registrant


Pennsylvania Physicians Care Service Corp.
     Incorporated under the laws of the Commonwealth of Pennsylvania; does business under the name Physicians Care Management Services.

Physicians Care HMO, Inc.
     Incorporated under the laws of the Commonwealth of Pennsylvania; does business under the name Physicians Care HMO.

Physicians Care PPO, Inc.
     Incorporated under the laws of the Commonwealth of Pennsylvania; does business under the name Physicians Care PPO.